Exhibit 10.13
EMPLOYMENT AGREEMENT
AGREEMENT dated as of September 27, 2012, but with effect from December 8, 2011, by and among Streamline Health Solutions, Inc., a Delaware corporation (the “Parent”), and Streamline Health, Inc., an Ohio corporation (the “Company”), on the one hand, and Matthew S. Seefeld (“Executive”), on the other hand.
This Agreement amends and restates the Employment Agreement dated as of December 7, 2011, by and among the parties to this Agreement pursuant to which Executive was first employed by the Parent and the Company. It is the intention of the parties that, from and after the date of this Agreement, Executive’s continued employment with the Parent and the Company will be governed by this Agreement.
Accordingly, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
1.EMPLOYMENT
The Parent and the Company hereby agree to employ Executive, and Executive, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.
2.    POSITION AND DUTIES
During the term of this Agreement, Executive will be employed as Senior Vice President, Solutions Strategy, for the Company. While employed hereunder, Executive will do all things necessary, legal and incident to the above position, including, by way of example and not limitation, solutions management and (as such functions relate to the Company’s portfolio of solutions) strategic planning and acquisitions, and such other senior executive-level functions as the Chief Executive Officer of the Company (the “CEO”), to whom Executive will report, may establish from time to time.
Executive will work primarily at the Company’s Atlanta, Georgia, location and also at premises located in Del Mar, California, as provided in the Sublease dated as of February 1, 2012, between James Kirkpatrick, as sublandlord, and the Parent, as subtenant, utilizing a laptop computer system and secure data link provided to him by the Company at its sole expense. Executive acknowledges that in discharging his duties hereunder it may be necessary for him to travel, at times extensively, including to the Company’s offices located in Cincinnati, Ohio, and New York, New York, and to customer and business partner locations.
3.    COMPENSATION
Subject to such modifications as may be contemplated by said exhibit and approved from time to time by the Parent’s Board of Directors or the Compensation Committee of said Board, Executive will receive the compensation and benefits listed on the attached Exhibit A. Such compensation and benefits will be paid and provided by the Company in accordance with the Company’s regular payroll, compensation and benefits policies.
4.    EXPENSES
The Company will pay or reimburse Executive for all travel and out-of-pocket expenses reasonably incurred or paid by Executive in connection with the performance of Executive’s duties as an employee of the Company upon compliance with the Company’s procedures for expense reimbursement, including the presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require.
5.    PRIOR EMPLOYMENT; BINDING AGREEMENT
Executive warrants and represents to the Parent and the Company (i) that Executive will take no action in violation of any employment agreement or arrangement with any prior employer, (ii) that Executive has disclosed to the Parent and the Company all such prior written agreements, (iii) that any employment agreement or arrangement with any prior employer is null and void and of no effect, and (iv) that Executive has the full right and authority to enter into this Agreement and to perform all of Executive’s obligations hereunder. Executive warrants and represents to the Parent and the Company that he has obtained consent of his prior Employer to enter into this Agreement and that he has the full right and authority to perform and fulfill all of his obligations hereunder. The Parent and the Company warrant and represent to the Executive that the Parent and the Company, acting by the officer executing this Agreement on their behalf, has the full right and authority to enter into this Agreement and to perform all of the Parent’s and the Company’s obligations hereunder.
6.    OUTSIDE EMPLOYMENT
Executive will devote Executive’s full time and attention to the performance of the duties incident to Executive’s positions with the Parent and the Company and will not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Executive’s duty to devote Executive’s full time and attention to the Parent’s and the Company’s matters; provided, however, that, the foregoing will not prevent Executive from participation in any non-business related activity that does not interfere in any material respect with Executive’s performance of the duties and responsibilities to be performed by Executive under this Agreement.
7.    CONFIDENTIAL INFORMATION
Executive will not, during the term of this Agreement or at any time thereafter, disclose, or cause to be disclosed, in any way Confidential Information, or any part thereof, to any person, firm, corporation, association, or any other operation or entity, or use Confidential Information on Executive’s own behalf, for any reason or purpose. Executive further agrees that, during the term of this Agreement or at any time thereafter, Executive will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of Confidential Information, except on behalf of the Parent or the Company in Executive’s capacity as an officer or employee of the Parent or the Company. Executive will take all reasonable care to avoid unauthorized disclosure or use of Confidential Information. Executive hereby assumes responsibility for and will indemnify and hold the Parent and the Company harmless from and against any disclosure or use of Confidential Information in violation of this Agreement.
For the purpose of this Agreement, “Confidential Information” will mean any written or unwritten information which specifically relates to and or is used in the Parent’s or the Company’s business (including, without limitation, the Parent’s or the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computer, engineering, research, development, applications, financial information, information regarding services and products in development, market information including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Parent or the Company, and the customers, clients, suppliers and others with whom the Parent or the Company does or has in the past done, business, regardless of when and by whom such information was developed or acquired) which the Parent or the Company deems confidential and proprietary which is generally not known to others outside the Parent or the Company and which gives or tends to give the Parent or the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Parent or the Company in the conduct of its business -- regardless of when and by whom such information was developed or acquired, and regardless of whether any such information is described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable. “Confidential Information” will not, however, include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Executive has lawfully acquired from a source other than the Parent or the Company, or information which is required to be disclosed pursuant to any law, regulation, or rule of any governmental body or authority or court order. Executive acknowledges that Confidential Information is novel, proprietary to and of considerable value to the Parent and the Company.
Executive agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by the Parent or the Company on the grounds that such restrictions are unreasonable.
Executive agrees that, upon the request of the Parent or the Company, or immediately on termination of his employment for whatever reason, Executive will immediately deliver up to the requesting entity all Confidential Information in Executive’s possession or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies, relating to or containing Confidential Information. Executive does not have, nor can Executive acquire, any property or other right in Confidential Information.
8.    PROPERTY OF THE PARENT AND THE COMPANY
All documented ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions, conceived by Executive, alone or with others, in the course and during the term of Executive’s employment, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Parent’s or the Company’s business operations or that relate to any work or projects of the Parent or the Company, are and will remain the exclusive property of the Parent and the Company. Inventions, improvements and discoveries relating to the business of the Parent or the Company conceived or made by Executive, either alone or with others, while an officer or employee of the Parent or the Company are the sole property of the Parent and the Company. The Executive will promptly disclose in writing any such matters to the Parent and the Company but to no other person without the consent of the Company. Executive hereby assigns and agrees to assign all right, title, and interest in and to such matters to the Company. Executive will, upon request of the Company, execute such assignments or other instruments and assist the Parent and the Company in obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.
9.    NON-COMPETITION AGREEMENT
(a)    During the term of Executive’s employment, whether under this Agreement or at will, and for a period of:
▪18 months after the termination date of Executive’s employment if termination is voluntary;
▪18 months after the termination date of Executive’s employment if termination is for Good Cause; or
▪12 months after the termination date of Executive’s employment if termination is without Good Cause, provided that Executive has received all the compensation specified in Sections 11 and 13 hereof to be received by him coincident with such termination;
Executive agrees that he will not directly or indirectly, whether as an employee, agent, director, officer, investor, partner, shareholder, proprietor, lender or otherwise own, operate or otherwise work for or participate in any Competitive Business (as defined in subsection (c) below); provided, however, that the foregoing will not prohibit Executive from:
▪ owning not more than 5% of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934, or
▪working for a consulting firm that does not offer software of the type described in the definition of Competitive Business as a service to health care industry clients (or, if the firm offers such a service, that it is then a reseller or marketing partner of the Company or one of its affiliates.
(b)    During the term of Executive’s employment and for a period ending one year from the termination of Executive’s employment with the Company, whether by reason of the expiration of the term of this Agreement, resignation, discharge by the Parent and the Company or otherwise, or for such shorter period as Executive, if terminated without Good

Cause, is entitled to compensation pursuant to Section 11 or 13 hereof, Executive hereby agrees that Executive will not, directly or indirectly:
(i)    solicit, otherwise attempt to employ or contract with any current or future employee of the Parent or the Company for employment or otherwise in any Competitive Business or otherwise offer any inducement to any current or future employee of the Parent or the Company to leave the Parent’s or the Company’s employ; or
(ii)    contact or solicit any customer or client of the Parent or the Company (an “Existing Customer”), contact or solicit any individual or business entity with whom the Parent or the Company has directly communicated for the purpose of rendering services prior to the effective date of such termination (a “Potential Customer”), or otherwise provide any other products or services for any Existing Customer or Potential Customer of the Parent or the Company, on behalf of a Competitive Business or in a manner that is competitive to the Parent’s or the Company’s business; or
(iii)    Use or divulge to anyone any information about the identity of the Parent’s or the Company’s customers or suppliers (including, without limitation, mental or written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans, or any other Confidential Information.
(c)    The term “Competitive Business” means, for purposes of this Section, the business of providing performance management, claims management, denial management, data analytics (including, without limitation, key performance indicators, point of service analytics and clinical analytics), executive reporting (including financial data dashboards), audit management, receivables management, reserve modeling, medical records abstracting and computer assisted coding (or business intelligence solutions regarding any of the foregoing) for health care based businesses.
10.    TERM
Unless earlier terminated pursuant to Section 11 hereof, the term of this Agreement (the “Term”) will be for the time period beginning on the date hereof and continuing through the date immediately preceding the first anniversary of the date hereof (the “Expiration Date”). On the Expiration Date, and on each annual Expiration Date thereafter (each such date being hereinafter referred to as the “Renewal Date”), absent notice to the contrary from either party hereto to the other received at least 60 days prior to commencement of the renewal term, the term of employment hereunder will automatically renew for an additional one-year period. Unless waived in writing by the Company, the requirements of Sections 7 (Confidential Agreement), 8 (Property of the Parent and the Company) and 9 (Non-Competition Agreement) will survive the expiration or termination of this Agreement.
11.    TERMINATION
(a)    Death. This Agreement and Executive’s employment hereunder will be terminated on the death of Executive, effective as of the date of Executive’s death.

(b)    Continued Disability. This Agreement and Executive’s employment hereunder may be terminated, at the option of the Parent and the Company, upon a Continued Disability of Executive, effective as of the date of the determination of Continued Disability as that term is hereinafter defined. For the purposes of this Agreement, “Continued Disability” will be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of 120 working days, or if, during any calendar year of the Term hereof because of disability, Executive will have been unable to perform Executive’s duties hereunder for a total period of 180 working days regardless of whether or not such days are consecutive. The determination as to whether Executive is unable to perform the essential functions of Executive’s job will be made by the CEO in his reasonable discretion; provided, however, that if Executive is not satisfied with the decision of the CEO, Executive will submit to examination by three competent physicians who practice in the metropolitan area in which the Company then maintains its principal office, one of whom will be selected by the Company, another of whom will be selected by Executive, with the third to be selected by the physicians so selected. The determination of a majority of the physicians so selected will supersede the determination of the Board and will be final and conclusive.
(c)     Termination For Good Cause. Notwithstanding any other provision of this Agreement, the Parent and the Company may at any time immediately terminate this Agreement and Executive’s employment hereunder for Good Cause. For this purpose, “Good Cause” will include the following: the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which adversely impacts the business or reputation of the Company; fraud; misappropriation or embezzlement of Parent or Company funds or property; willful misconduct or grossly negligent or reckless conduct which is materially injurious to the reputation, business or business relationships of the Parent or the Company; material violation or default on any of the provisions of this Agreement; or material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the CEO and communicated to Executive. Any alleged cause for termination will be delivered in writing to Executive stating the basis for such cause along with any notice of such termination.
(d)    Termination Without Good Cause. The Parent and the Company may terminate Executive’s employment and all other positions prior to the Expiration Date at any time, whether or not for Good Cause (as “Good Cause” is defined in Section 11(c) above). In the event the Company terminates Executive prior to the Expiration Date, for reasons other than Good Cause, Executive’s Death, or Executive’s Disability, the Company will pay Executive severance in an amount equal to six months’ base salary, which will be paid as soon as practicable following Executive’s execution (and non-revocation) of a form of general release of claims as is acceptable to the Parent and the Company by continuation of payments in accordance with the Company’s regular payroll cycle and policies.
12.    ADVICE TO PROSPECTIVE EMPLOYERS
If Executive seeks or is offered employment by any other company, firm or person, he will notify the prospective employer of the existence and terms of the non-competition and confidentiality agreements set forth in Sections 7 and 9 of this Agreement.

13.    CHANGE IN CONTROL; ACCELERATED VESTING SCHEDULES
(a)    In the event that, within 12 months of a change in control of the Parent, Executive’s employment by the Company is terminated prior to the end of the then current Term or Executive terminates his employment due to a material reduction in his duties or compensation (“Good Reason”), all stock options and restricted stock granted to Executive will immediately vest in full, and the Company will pay Executive severance in accordance with Section 11(d) above. In the event Executive seeks to terminate his employment for Good Reason, such termination will not be treated for purposes of this Section 13 as a resignation for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within 30 days of the initial existence of such condition and the Company fails to remedy such condition within 30 days following the Company’s receipt of such notice.
The foregoing provisions relating to stock options and restricted stock will in no way apply to any convertible debt or stock received upon conversion of such debt as may be received by Executive in connection with his membership interest in or employment by Interpoint Partners, LLC.
(b)    For purposes of this Agreement, “change in control” means any of the following events:
(i)    A change in control of the direction and administration of the Parent’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), as in effect on the date hereof and any successor provision of the regulations under the 1934 Act, whether or not the Parent is then subject to such reporting requirements; or
(ii)    Any “person” (as such term is used in section 13(d) and section 14(d)(2) of the 1934 Act but excluding any employee benefit plan of the Parent) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Parent representing more than one half of the combined voting power of the Parent’s outstanding securities then entitled to vote for the election of directors; or
(iii)    The Parent will sell all or substantially all of the assets of the Parent; or
(iv)    The Parent will participate in a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the Parent’s 2005 Incentive Compensation Plan or results in the occurrence of any event described in Sections 13(b) (i), (ii) or (iii) above.
(c)    Notwithstanding anything to the contrary contained in this Agreement, in the event any amounts payable hereunder would be considered to be excess parachute payments for purposes of the amount payable following the occurrence of a “Change of Control” that is treated as a "change in the ownership or effective control" of the Parent or "in the ownership of a substantial portion of the assets" of the Parent for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), those payments that are treated for purposes of Code Section 280G as being contingent on a "change in the ownership or effective control" (as that phrase is used for purposes of Code Section 280G) of the Parent will be reduced, if and to the extent necessary, so that no payments under this Agreement are treated as excess parachute payments.
14.    ACKNOWLEDGEMENTS
The Parent, the Company and Executive each hereby acknowledge and agree as follows:
(a)    The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 and 9 hereof, are reasonable in duration and geographic scope;
(b)    In the event of a breach or threatened breach by Executive of any of the covenants, restrictions, agreements and obligations set forth in Section 7, 8 or 9 hereof, monetary damages or the other remedies at law that may be available to the Parent or the Company for such breach or threatened breach will be inadequate and, without prejudice to the Parent’s or the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive, the Parent or the Company will be entitled to injunctive relief from a court of competent jurisdiction; and
(c)    The time period and geographical area set forth in Section 9 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Parent and the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated will not include any period of violation or period of time required for litigation to enforce such restriction or covenant.
15.    NOTICES
Any notice or communication required or permitted hereunder will be given in writing and will be sufficiently given if delivered personally or sent by telecopy to such party addressed as follows:
(a)    In the case of the Parent or the Company, if addressed to it as follows:
[Name of the Parent or the Company]
1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309
Attn: Chief Financial Officer
(b)    In the case of Executive, if addressed to Executive at the most recent address on file with the Company.
Any such notice delivered personally or by telecopy will be deemed to have been received on the date of such delivery. Any address for the giving of notice hereunder may be changed by notice in writing.
16.    ASSIGNMENT, SUCCESSORS AND ASSIGNS
This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Parent and the Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated by Executive. In the event that the Parent and the Company assign or otherwise transfer their rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Parent” and the “Company” will then be deemed to include the successor or affiliated business or corporation to which the Parent and the Company, respectively, assigned or otherwise transferred their rights hereunder.
17.    MODIFICATION
This Agreement may not be released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.
18.    SEVERABILITY
The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions hereof and the parties will use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement. Any failure to enforce any provision of this Agreement will not constitute a waiver thereof or of any other provision hereof.
19.    COUNTERPARTS
This Agreement may be signed in counterparts (and delivered via facsimile transmission or email in pdf format), and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.
20.    ENTIRE AGREEMENT
This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to such subject matter.

21.    DISPUTE RESOLUTION
Except as set forth in Section 14 above, any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), will be submitted to and resolved by arbitration. The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by certified mail and the parties will attempt in good faith to resolve their differences within 15 days after the receipt of such notice. If the dispute cannot be resolved within the 15-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration will be Atlanta, Georgia.
22.    SECTION 409A
If Executive is a “specified employee” under Section 409A of the Code, amounts that are deferred compensation are not payable to the Executive until six months after his date of termination. If Section 409A applies, then notwithstanding the preceding sentence and as an exception to the six-month delay otherwise required by Section 409A of the Code, amounts due under Section 11(d) will be payable in regular installments in accordance with the Company’s general payroll practices for salaried employees until the March 15th of the year following the year of termination with the regular installment payment that immediately precedes March 15 to include any installment amounts that would otherwise be delayed because of the six-month delay. After the expiration of the six-month delay period following the date of termination, any and all remaining amounts due to Executive will then be paid to Executive in a lump sum.

If Executive’s termination of employment occurs on or prior to the March 15th of the year following the year of the change in control, the lump sum due to Executive pursuant to Section 13 will be paid immediately (but not later than the applicable March 15th) following the date of termination. But if Executive is a “specified employee” under Section 409A of the Code and Executive’s termination of employment occurs later than the March 15th of the year following the year of the change in control, the lump sum will be immediately payable after the expiration of six months after the date of such termination of employment.

If any tax is imposed on Executive under Section 409A of the Code with respect to any payment made by the Company to Executive pursuant to Section 11(d) or Section 13 hereof, Executive will be responsible for payment of such tax, penalty, interest and any related audit costs incurred by Executive.

23.    GOVERNING LAW
The provisions of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of Georgia and the laws of the United States applicable therein. The Executive acknowledges and agrees that Executive is subject to personal jurisdiction in the state and federal courts in Fulton County, Georgia.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By: __________________________________
      Robert E. Watson
President and Chief Executive Officer
STREAMLINE HEALTH, INC

By: __________________________________
      Robert E. Watson
President and Chief Executive Officer
EXECUTIVE ___________________________________ Matthew S. Seefeld

EXHIBIT A - COMPENSATION AND BENEFITS

1.
Base Salary and Bonus. Base Salary will be paid at an annualized rate through September 30, 2012 of $150,000 and thereafter of $200,000, which will be subject to periodic review and adjustment by the Compensation Committee (the “Committee”) of the Board of Directors of the Parent. In addition, Executive will be eligible for a bonus of up to 30% of base salary (prorated for any partial year) contingent upon meeting defined corporate and personal goals as agreed from time to time by the CEO and Executive.

2.
Commissions. Executive will participate, as a “Sales Executive”, in the Company’s Sales Incentive Compensation Plan (Effective as of February 1, 2012), a copy of which has been provided to Executive, and successor such plans. As such, Executive will for the balance of FY2012 receive overrides of 0.5%, 0.5% and 1.0% on any and all client agreements entered into on or after the date hereof and before February 1, 2013, with respect to the Company’s Business Analytics, AccessAnyWhere and Computer Assisted Coding solutions, respectively.

3.
Benefits; PTO. Executive will participate in the Parent’s benefit plans on the same terms and conditions as provided for other executives of the Company, and subject to all terms and conditions of such plans, and will accrue paid time off at the rate of 20 days per annum.

4.
Stock Option Grants. The Parent has already made an inducement grant of stock options to Executive. In addition, the Parent will, promptly following approval by the stockholders of the Parent of an amendment to the Parent’s 2005 Incentive Compensation Plan increasing the number of shares available for issuance under the plan at a special meeting expected to be held before the end of the year, propose to the Committee an additional grant in an amount calculated to put Executive on a par with other senior vice presidents. Vesting of any such additional grant may be made subject to the attainment of certain milestones and in all other respects will be subject to the discretion of the Committee.